CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Counsel and Independent Registered Public Accounting Firm" and to the use of our reports dated March 22, 2007, with respect to Dreyfus Cash Management, Dreyfus Cash Management Plus, Inc., Dreyfus Government Cash Management Funds (comprising, respectively, Dreyfus Government Cash Management and Dreyfus Government Prime Cash Management), Dreyfus Municipal Cash Management Plus, Dreyfus New York Municipal Cash Management, Dreyfus Tax Exempt Cash Management, Dreyfus Treasury Cash Management and Dreyfus Treasury Prime Cash Management, which are incorporated by reference, in this Registration Statement (Form N-1A Nos. 2-89275 and 811-3954) of Dreyfus California AMT Tax-Free Cash Management.

ERNST & YOUNG LLP

New York, New York
July 24, 2007